MANAGEMENT ASSERTION

As of and for the period of January 1, 2005 ended December 31, 2005, US Mortgage has complied in all material respects with the minimum servicing standards set forth in the
Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of end for this same period, US Mortgage has in effect a fidelity bond and errors and omissions policy in the amount of $1,000,000.00.

/s/Micael L. Gross
Michael L. Gross
Senior Vice President

3-20-06
Date

5825 W. Sahara Avenue ▪ Las Vegas, NV 89102 ▪ ph 702.248.1156 ▪ fax 702.220.5443 ▪ www.usmortgagenv.com